TERMINATION AGREEMENT

This Termination Agreement ("**Termination Agreement**") is entered into by and between Google Ireland Limited ("**Google**") and 北京奇虎科技有限公司(Beijing Qihu Technology Co., Ltd.) ("**Customer**"), and shall be effective on October 31, 2012 (the "**Effective Date**"). Capitalized terms not otherwise defined herein shall have their meanings as set forth in the Agreement (as defined below).

WHEREAS, Google and Customer are parties to the Google Linking Agreement with an effective date of April 1, 2012 (the "**Agreement**");

WHEREAS, the parties now wish to terminate the Agreement in the manner set out in this Termination Agreement; and

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1. Google and Customer hereby terminate the Agreement as of the Effective Date.

2. In accordance with Section 15.11 "Survival" of the Agreement, Section 4.1, 4.2, 4.3.1 (except for the last sentence thereof), 9, 10, 11, 12, 13 (including the NDA), 14.3, 14.4, and 15 will survive the termination of the Agreement and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement by persons duly authorized as of the Effective Date.

GOOGLE IRELAND LIMITED	北京奇虎科技有限公司 (Beijing Qihu Technology Co., Ltd.)
By: [signature]	By: [signature]
Name: GRAHAM LAW	Name: [illegible]
Title: DIRECTOR	Title: President
Date: 2 NOV 2012	Date: 2012.10.31

SL Google